Exhibit (t)

EX-FILING FEES

Calculation of Filing Fee Tables

N-2
(Form Type)

Sound Point Meridian Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Preferred Shares, par value $0.001 per share.	Rule 457(o)	2,300,000	$25.00	$57,500,000(1)(2)	0.00014760	$8,487.00	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$57,500,000	-	$8,487.00
	Total Fees Previously Paid					-		-
	Total Fee Offsets							-
	Net Fee Due							$8,487.00

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933 solely for the purpose of determining the registration fee.

(2)	Includes shares of preferred stock that may be issued pursuant to the underwriters’ over-allotment option.